CERTIFICATE OF DESIGNATION

                                       of

                            SERIES A PREFERRED STOCK

                                       of

                            QUAD CITY HOLDINGS, INC.

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

         QUAD CITY HOLDINGS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

         That pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation of the said Corporation, the said Board of Directors on August 21, 1996, adopted the following resolution creating a series of 100 shares of Preferred Stock designated as "Series A Preferred Stock":

                  RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Certificate of Incorporation, a series of Preferred Stock, $1.00 par value per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

                            Series A Preferred Stock

         1. Designation and Amount. The board of directors (the "Board") of Quad City Holdings, Inc., a Delaware corporation (the "Company"), has designated 100 shares of the Company's authorized and unissued preferred stock as "Series A Preferred Stock," has authorized such shares for issuance at a price of $100,000 per share (the "Series A Preferred Stock") and has determined that no further shares of Series A Preferred Stock shall be issued.

         2. Dividends. The Series A Preferred Stock shall accrue no dividends nor carry any stated dividend rate.

         3. Redemption. (a) At any time after the first anniversary of the issuance of any shares of Series A Preferred Stock (the "Redemption Date"), such shares: (i) may be redeemed at any time at the option of the Company; or (ii) shall be redeemed if the Company sells for cash additional shares of its common stock, $1.00 par value per share ("Common Stock"), subject to receipt in either case of all required regulatory approvals. The proceeds of any such sales of additional shares of Common Stock shall be used to redeem all outstanding shares of Series A Preferred Stock on a first issued, first redeemed basis, and with respect to all Preferred Stock issued on the same date, on a pro rata basis. Notwithstanding anything contained herein to the contrary, the Company shall not be required to use the cash proceeds from the sale or issuance of any of its shares of Common Stock made solely to its employees or directors, whether or not such sales have been registered with the Securities and Exchange Commission on Form S-8, or in connection with the exercise of any options or warrants or through a dividend reinvestment plan or other form of ongoing stock purchase plan which may be offered to the Company's stockholders from time to time. Each issued and outstanding share of Series A Preferred Stock shall be redeemed at an aggregate per share price equal to the sum of: (x) $100,000; plus (y) $9,750 multiplied by a fraction the numerator of which is the total number of calendar days the share of Series A Preferred Stock has been issued and outstanding through the Redemption Date, and the denominator of which is 365 (the "Redemption Price").

         (b) Not less than 30 days nor more than 60 days prior to the Redemption Date, written notice (the "Redemption Notice") shall be mailed, first class postage prepaid, to the holders of the shares of the Series A Preferred Stock at their address last shown on the records of the Company. The Redemption Notice shall state: (i) the number of shares being redeemed; (ii) what the Redemption Date and Redemption Price are; and (iii) that each holder is to surrender to the Company, in the manner and at the place designated, the certificates representing the shares of Series A Preferred Stock to be redeemed.

         (c) Before any holder of shares of Series A Preferred Stock shall be entitled to redeem any such shares for cash, it shall surrender the certificate or certificates therefor, duly endorsed, in the manner and at the specified in the Redemption Notice. Following delivery of the shares of Series A Preferred Stock to be redeemed, the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired.

         (d) Notwithstanding anything contained in this Section 3 to the contrary, the Company shall not be obligated to redeem for cash any shares of Series A Preferred Stock if such redemption would cause the Company to be in violation of any statute, rule, order, regulation or agreement to which the Company is a party, including, but not limited to, any statute, rule, order, regulation or agreement relating to minimum capital requirements. The Company shall use its best efforts promptly to remedy any such violation if the same has the effect of preventing the redemption of any shares of Series A Preferred Stock, and shall promptly complete the redemption of shares after such violation has been cured.
         4. Voting Rights. (a) The holders of each share of Series A Preferred Stock shall not be entitled to vote, except: (i) as required by law; and (ii) to approve the authorization or issuance of any shares of any class or series of stock which ranks senior or on a parity with, the Series A Preferred Stock in respect of dividends and distributions upon the dissolution, liquidation or winding up of the Company.

         (b) Notwithstanding anything contained herein to the contrary, the holders of Series A Preferred Stock shall vote as a separate class when required by law and to approve the matters set forth in Section 4(a)(ii). In such circumstances, the affirmative vote of the holders of a majority (or such greater percentage as may be required by law or the Company's certificate of incorporation or bylaws) of the voting rights provided in this Section for the Series A Preferred Stock, voting separately as a class, shall be necessary to approve such proposed action by the holders of Series A Preferred Stock.

         5. Liquidation. Upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, each holder of shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to stockholders, the amount equal to the Redemption Price multiplied by the number of shares of Series A Preferred Stock owned by such holder. In the event the assets of the Company available for distribution to the holders of shares of Series A Preferred Stock upon any dissolution, liquidation or winding up of the Company shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this paragraph, then all of the assets of the Company to be distributed shall be distributed ratably to the holders of Series A Preferred Stock. After the payment to the holders of the shares of Series A Preferred Stock of the full amounts provided for in this paragraph, the holders of shares of Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.

                  IN WITNESS WHEREOF, the undersigned have executed this Certificate this __ day of ____________, 1996.


ATTEST                                               QUAD CITY HOLDINGS, INC.


By: /s/ Douglas M. Hultquist                         By: /s/ Michael A. Bauer
    ---------------------------------                    -----------------------
    Douglas M. Hultquist                                 Michael A. Bauer
    President                                            Chairman of the Board



STATE OF IOWA                                        )
                                      ) SS:
COUNTY OF SCOTT                                      )


        BE IT REMEMBERED that, on _______________, 1996, before me, a Notary Public duly authorized by law to take acknowledgement of deeds, personally came each of Michael A. Bauer and Douglas M. Hultquist, the Chairman and President of Quad City Holdings, Inc., respectively, who duly signed the foregoing instrument before me and acknowledged that such signing is his respective act and deed, that such instrument as executed is the act and deed of said corporation and that the facts stated therein are true.

         GIVEN under my hand on _______________, 1996.




                                                Notary Public